U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

LUMPKIN                             RICHARD               A.
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   (Last)                           (First)             (Middle)

121 SOUTH 17TH STREET, P.O. BOX 1234
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                                    (Street)

MATTOON                              IL                  61938
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


FIRST MID-ILLINOIS BANCSHARES, INC. (FMBH.OB)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

March 28, 2003

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5.   If Amendment, Date of Original (Month/Year)

August 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                          01/04/02       J(1)     V(7)   1,063.063   A      $23.70                   D
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COMMON STOCK                          06/14/02       J(1)     V(7)   2,979.338   A      $25.25   330,058.866 (2) D
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COMMON STOCK                          01/04/02       J(1)     V(7)   2,215.930   A      $23.70               (2) I        (4)
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COMMON STOCK                          01/04/02       J(1)     V(7)   2,215.930   A      $23.70                   I        (5)
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COMMON STOCK                          02/26/02       J(3)            221,038.993 D                               I        (5)
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COMMON STOCK                          01/04/02       J(1)     V(7)     670.722   A      $23.70                   I        (6)
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COMMON STOCK                          06/14/02       J(1)     V(7)     609.428   A      $25.25    67,513.984     I        (6)
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COMMON STOCK                          01/04/02       J(1)     V(7)     187.642   A      $23.70                   I         DEF COMP
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COMMON STOCK                          03/31/02       P        V(7)     166.365   A      $23.70                   I         DEF COMP
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COMMON STOCK                          06/30/02       P        V(7)     146.223   A      $25.28    19,029.8631    I         DEF COMP
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

COMMON STOCK                                                                                               4,750     D
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
Explanation of Responses:
(1) SHARES PURCHASED THROUGH COMPANY'S DIVIDEND REINVESTMENT PLAN WITH DIVIDENDS PAID ON SHARES OF COMMON STOCK HELD.
(2) DUE TO THE TERMINATION OF THE RICHARD A LUMPKIN TRUST UNDER ARTICLE V OF THE MARY G LUMPKIN TRUST DATED 1/31/84, 221,038.993 SHARES WERE TRANSFERRED TO MR. LUMPKIN ON 2/5/02 AND ARE NOW HELD DIRECTLY BY MR. LUMPKIN AND ARE INCLUDED AS PART OF HIS 330,058.866 SHARES.
(3) DUE TO THE TERMINATION OF THE MARY LEE SPARKS TRUST UNDER ARTICLE V OF THE MARY G. LUMPKIN TRUST DATED 1/31/84, MR. LUMPKIN IS NO LONGER TRUSTEE OF THESE SHARES. THE SHARES WERE TRANSFERRED DIRECTLY TO MS. SPARKS ON 2/26/02 AND ARE NO LONGER REPORTABLE BY MR. LUMPKIN.
(4) BY SELF AS TRUSTEE OF RICHARD A. LUMPKIN TRUST
(5) BY SELF AS TRUSTEE OF THE MARY LEE SPARKS TRUST
(6) SKL INVESTMENT GROUP R.A.LUMPKIN VOTING MEMBER
(7) THE REPORTING PERSON FILED A FORM 4 ON AUGUST 2002 THAT INADVERTENTLY OMITTED THE "V" TRANSACTION CODE. THIS FORM 4 HAS BEEN AMENDED TO INCLUDE THE "V" TRANSACTION CODE TO INDICATE THAT THE TRANSACTION WAS VOLUNTARILY REPORTED EARLIER THAN REQUIRED.

/S/ WILLIAM S. ROWLAND, PURSUANT TO A POWER
 OF ATTORNEY FILED CONTEMPORANEOUSLY HEREWITH                    03/28/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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